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                                                                    EXHIBIT 3.40

                            ARTICLES OF INCORPORATION

                                       FOR

                             B & B ON THE BEACH, INC

         The undersigned, being of full age, hereby makes and acknowledges these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina.

                                    ARTICLE I

         The name of the corporation shall be B & B ON THE BEACH, INC.

                                   ARTICLE II

         The period of duration of the corporation shall be perpetual.

                                   ARTICLE III

         The purposes for which the corporation is organized are:

                  1. Real Estate Agency. As principal, agent, or broker, and on commission or otherwise; to buy, sell, exchange, lease, let, grant, or take licenses in respect of, improve, develop, repair, manage, maintain, and operate real property of every kind, corporeal and incorporeal, and every kind of estate, right, or interest therein or pertaining thereto; to construct, improve, repair, raze, and wreck buildings, structures, and works of all kinds, for itself or for others; to buy, sell, and deal in building materials and supplies; to advance loans secured by mortgages or other liens on real estate. To act as loan broker. Generally to do everything suitable, proper, and conducive to the successful conduct of a real estate agency and brokerage business in all its branches and departments.

                  2. All Lawful Purposes. To engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina including but not limited to, construction, manufacturing, raising or otherwise producing, and repairing, servicing, storing or otherwise caring for any type structure, commodity, or livestock whatsoever; processing, selling, brokering, factoring, distributing, lending, borrowing or investing in any type of property whether real or personal, tangible or intangible; extracting and processing natural resources; transporting freight or passengers by land, sea or air; collecting and disseminating information or advertisement through any medium whatsoever; performing personal services of any nature; and entering into or serving in any type of management, investigative, advisory, promotional,

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         protective, insurance, guarantyship, suretyship, fiduciary or representative capacity or relationship for any persons or corporations whatsoever.

                                   ARTICLE IV

         The corporation shall have the authority to issue One Hundred Thousand (100,000) shares of $1.00 par value common stock.

                                    ARTICLE V

         The minimum amount of consideration to be received by the corporation for its share before it shall commence business is One Dollar ($1.00) in cash or property of equivalent value.

                                   ARTICLE VI

         The address of the initial registered office of the corporation in the State of North Carolina is 1500 South Croatan Highway, Kill Devil Hills, Dare County, North Carolina, 27948; and the name of its initial registered agent at such address is John G. Gaw, Jr.

                                   ARTICLE VII

         The number of directors constituting the initial Board of Directors shall be two (2); and the names and addresses of the persons who are to serve as directors until the first meeting of shareholders, or until their successors are elected and qualified are:

         NAME                                    ADDRESS
         ----                                    -------
Betty Shotton Brindley                       P.O. Box 564
                                             Corolla, NC 27927

Douglas R. Brindley                          P.O. Box 564
                                             Corolla, NC 27927

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                                  ARTICLE VIII

The name and address of the incorporator is:

      NAME                                             ADDRESS
      ----                                             -------
John G. Gaw, Jr.                             Sun Professional Building
                                             1500 Croatan Highway
                                             Post Office Box 1895
                                             Kill Devil Hills, NC  27948

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of November, 1992.

                                                            /s/ John C. Gaw, Jr.
                                                            --------------------
                                                            John G. Gaw, Jr.
                                                            INCORPORATOR

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